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                                                                    EXHIBIT 12

                             WACHOVIA CORPORATION
                      RATIO OF EARNINGS TO FIXED CHARGES



                                        Three Months
                                            Ended     Year Ended December 31,
                                          March 31,   -----------------------
                                            1995               1994
                                        -------------       -----------
(A) Excluding interest on
  deposits:
Earnings:
  Income before income taxes.......      $  201,340         $  761,482
  Less capitalized interest........            (304)              (362)
  Fixed charges....................         178,397            512,717
                                         ----------         ----------
         Earnings as adjusted......      $  379,433         $1,273,837

Fixed charges:
  Interest on purchased and
    other short term borrowed
    funds..........................      $  108,389         $  272,572
  Interest on long-term debt.......          66,874            226,584
  Portion of rents
    representative of the
    interest factor (1/3) of
    rental expenses................           3,134             13,561
                                         ----------         ----------
         Fixed charges.............      $  178,397         $  512,717

Ratio of earnings to fixed
  charges..........................            2.13x              2.48x

(B) Including interest on
  deposits:
Adjusted earnings from (A)
 above............................      $   379,433         $1,273,837
Add interest on deposits..........          167,333            539,232
                                         ----------         ----------
Earnings as adjusted..............      $   546,766         $1,813,069

Fixed charges:
  Fixed charges from (A) above.....     $   178,397            512,717
  Interest on deposits.............         167,333            539,232
                                         ----------         ----------
Adjusted fixed charges.............      $  345,730         $1,051,949

Adjusted earnings to adjusted
  fixed charges....................            1.58x              1.72x


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